                                                                     Exhibit-4.2

                          YIELD SUPPLEMENT AGREEMENT

First Security Auto Grantor Trust 1997-A
c/o Bankers Trust Company, as Trustee
      and as Collateral Agent
4 Albany Street, 9th Floor
New York, New York  10006
Attn:  Corporate Trust and Agency Group
                                    [        ], 1997

Ladies and Gentlemen:

            For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we (the "Seller") hereby confirm arrangements made as of the date hereof with you (the "Trust") to be effective upon receipt by the Seller of the enclosed copy of this letter agreement (as amended, supplemented or otherwise modified and in effect from time to time, the "Yield Supplement Agreement").

            1. On or prior to the Determination Date preceding each Distribution Date, the Servicer shall notify the Trust and the Seller of the Yield Supplement Amount for such Distribution Date.

            2. The Seller agrees to establish a Yield Supplement Account pursuant to Article V of the Pooling and Servicing Agreement, dated as of __________, 1997 (as amended, supplemented or otherwise modified and in effect from time to time, the "Pooling and Servicing Agreement") by and among the Seller, in its individual capacity and as a servicer (the "Servicer"), and Bankers Trust Company, a New York banking corporation, as trustee thereunder (the "Trustee") and as collateral agent with respect to the Reserve Account and the Yield Supplement Account, and the Seller hereby agrees to deposit to the Certificate Account an amount equal to the Yield Supplement Amount prior to 11:00 a.m. (New York time) on each Distribution Date. If and to the extent that such amounts shall not have been paid by the Seller in full at or prior to 11:00 a.m. (New York time), then, in such event, pursuant to Section 5.2(d) of the Pooling and Servicing Agreement, the Trustee shall instruct the Collateral Agent to withdraw the amount of any such insufficiency from the Yield Supplement Account and deposit such funds to the Certificate Account.

            3. All payments pursuant hereto shall be made by federal wire transfer (same day) funds or in immediately available funds, to the Certificate Account (as the Trustee on behalf of the Trust designates in writing to the Seller prior to the relevant Distribution Date).

            4. Our agreements set forth in this Yield Supplement Agreement are our primary obligations and such obligations are irrevocable, absolute and unconditional, shall not be subject to any counterclaim, setoff or defense (other than full and strict compliance by us with our obligations hereunder) and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstances or condition whatsoever.

            5. This Yield Supplement Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            6. Except as otherwise provided herein, all demands, notices and communi cations under this Yield Supplement Agreement shall be in writing, personally delivered, sent by telecopier, Federal Express or mailed by certified mail, return receipt requested, and shall be deemed to have been duly given upon receipt. All notices shall be directed as set forth below, or to such other address or to the attention of such other Person as the relevant party shall have designated for such purpose in a written notice.

            The Trust:

            First Security Auto Grantor Trust 1997-A
            c/o Bankers Trust Company, as Trustee
            4 Albany Street, 9th Floor
            New York, New York  10006
            Attention:  Corporate Trust and Agency Group
            Telecopy:  [             ]

            The Seller:

            First Security Bank, N.A.
            79 South Main Street
            Salt Lake City, Utah 84111
            Attention:  [                ]
            Telecopy:  (801) 246-5422


            7. This Yield Supplement Agreement may be executed in one or more counter parts and by the different parties hereto on separate counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same document.

            8. Capitalized terms used herein but not otherwise defined shall have the meanings assigned thereto in the Pooling and Servicing Agreement.


               [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

            If the foregoing satisfactorily sets forth the terms and conditions of our agreement, please indicate your acceptance thereof by signing in the space provided below and returning to us the enclosed duplicate original of this letter.

                                    Very truly yours,

                                    FIRST SECURITY BANK, N.A.


                                    By:  ____________________________________
                                         Name: Scott C. Ulbrich
                                         Title: Authorized Officer


Agreed and accepted as of
the date first above written:

FIRST SECURITY AUTO GRANTOR TRUST 1997-A

      By: Bankers Trust Company,
            as Trustee and as Collateral Agent


           By:  __________________________________
                Authorized Signatory




                                    - 3 -